Exhibit 99.1

www.fairchildsemi.com
For Immediate Release
January 13, 2005

Investor Relations:

Dan Janson

207-775-8660

investor@fairchildsemi.com

Corporate Communications:

Fran Harrison

207-775-8576

fran.harrison@fairchildsemi.com

Public Relations Firm:

Barbara Ewen

CHEN PR

781-466-8282

bewen@chenpr.com

NEWS RELEASE

Fairchild Semiconductor Lowers Interest Expense, Cuts Debt
with Call of Senior Subordinate Notes and
Completion of Senior Credit Facility Amendment

South Portland, Maine — Fairchild Semiconductor (NYSE: FCS) announced today that it has given notice to call all of the company’s $350 million in 10 1/2% Senior Subordinated Notes due in 2009 using approximately $213.9 million in cash plus approximately $154.5 million in proceeds from its newly amended senior credit facility. Based on today’s LIBOR rates, Fairchild expects the refinancing to reduce the company’s annual interest expense by approximately $33 million and cut the company’s debt by approximately $200 million.

“This refinancing represents another major achievement toward our goal of reducing debt and interest expenses,” said Matt Towse, Fairchild’s senior vice president and chief financial officer. “In just seven years since our spinout, Fairchild has matured from a heavily leveraged, new company financed primarily with high yield notes to a focused, power semiconductor market leader with solid cash flow, free of high yield debt, and able to successfully access lower cost financing. Since 2001, we have cut our debt by almost $500 million and reduced annual interest expenses by approximately $80 million. Based on current LIBOR rates, our net interest savings from this refinancing should equate to approximately $0.13-$0.15 in annual earnings per share and should strengthen our cash flow going forward.”

(more)

Fairchild Semiconductor Lowers Interest Expense, Cuts Debt
with Call of Senior Subordinate Notes and
Completion of Senior Credit Facility Amendment

The call premium for the 10 1/2% notes is 5.25% over par. Fairchild will incur cash expense of approximately $19.4 million in the first quarter of 2005 for the call premium plus refinancing fees and will record a non-cash charge of approximately $5.6 million for the write-off of deferred financing fees associated with the redeemed notes. The amended $630 million senior credit facility, which closed today, includes a new six-year term B-3 loan of $450 million, replacing the previous $300 million term B-2 loan, and retains a $180 million revolving line of credit, which remains undrawn.

The company expects the call of the senior subordinated notes to close in February and expects to see the favorable impact of lower interest expense in the second quarter of 2005.

Special Note on Forward-Looking Statements:
The paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in prevailing interest rates; changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees, order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:
Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high performance power products critical to today’s leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry’s broadest portfolio of components that optimize system power through minimization, conversion, management and distribution functions. Fairchild’s 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland, Maine, USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.

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